Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (the “Supplemental Indenture”), is dated as of September 28, 2012, among TTC Acquisition Corporation and The Tar Heel Trading Company, LLC (each a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of IMS Health Incorporated, a Delaware corporation (the “Issuer”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer, and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 26, 2010, providing for the issuance of up to $1,000,000,000 aggregate principal amount of 12 1⁄2% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, subject to Article 11, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or under the Indenture, that:

(i) the principal of and interest and Special Interest, if any, premium, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and each Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Indenture).

(c) The following is hereby waived to the fullest extent permitted by law: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture or by release in accordance with the provisions of this Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including each Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiaries shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between each Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiaries for the purpose of this Guarantee.

(h) The Guaranteeing Subsidiaries shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 11.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent that any of the foregoing are applicable to this Guarantee, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiaries under this Guarantee will not constitute a fraudulent transfer or conveyance for purposes of such laws.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiaries.

(m) Each payment to be made by each Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiaries may not consolidate or merge with or into or wind up into (whether or not the Issuer or such Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guaranteeing Subsidiary is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of such Guaranteeing Subsidiary under the Indenture and such Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(ii) the transaction is made in compliance with clauses (1) and (2) of Section 4.10(a) of the Indenture;

(b) In the case of section (a)(i) of this Section 4, the Successor Person will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and such Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, such Guaranteeing Subsidiary may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating such Guaranteeing Subsidiary in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guaranteeing Subsidiary, in each case without complying with section (a) of this Section 4.

(5) Releases. The Guarantee of a Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by such Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of such Guaranteeing Subsidiary’s Guarantee, upon:

(1) (A) any sale, exchange, disposition or transfer (by merger, consolidation, amalgamation or otherwise) of the Capital Stock of such Guaranteeing Subsidiary, after which such Guaranteeing Subsidiary is no longer a Restricted Subsidiary or all or substantially all the assets of such Guaranteeing Subsidiary which sale, exchange, disposition or transfer is made in compliance with Sections 4.10(a)(1) and (2) of the Indenture;

(B) the release or discharge of the guarantee by such Guaranteeing Subsidiary of Indebtedness under the Credit Agreement or such other guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, this Guarantee shall also be reinstated to the extent that such Guaranteeing Subsidiary would then be required to provide a Guarantee pursuant to Section 4.15 of the Indenture);

(C) the designation of such Guaranteeing Subsidiary as an Unrestricted Subsidiary in compliance with Section 4.07(c) of the Indenture; or

(D) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with Article 13 of the Indenture; and

(2) delivery by such Guaranteeing Subsidiary to the Trustee of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiaries or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(10) The Trustee. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture and it shall not be responsible for any the recitals contained herein.

(11) Subrogation. Each Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiaries pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiaries shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

TTC ACQUISITION CORPORATION as Subsidiary Guarantor

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	President and Treasurer

THE TAR HEEL TRADING COMPANY, LLC as Subsidiary Guarantor

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Vice President and Treasurer

[Third Supplemental Indenture]